PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 44 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                       Dated July 12, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2006

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2006) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:             Euro 25,000,000

Maturity Date:                August 1, 2006

Settlement Date
  (Original Issue Date):      August 1, 2001

Interest Accrual Date:        August 1, 2001

Issue Price:                  100%

Specified Currency:           Euro

Redemption Percentage
  at Maturity:                100%

Base Rate:                    EURIBOR

Spread (Plus or Minus):       Plus 0.415% per annum

Spread Multiplier:            N/A

Index Currency:               N/A

Index Maturity:               3 months

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Initial Interest Rate:        To be determined on the second
                              TARGET Settlement Day prior to
                              the original issue date

Initial Redemption Date:      N/A

Initial Redemption
  Percentage:                 N/A

Annual Redemption
  Percentage Reduction:       N/A

Optional Repayment
  Date(s):                    N/A


Interest Payment Dates:       Each February 1, May 1, August 1
                              and November 1, commencing
                              November 1, 2001; provided that if
                              any such day (other than the
                              maturity date) is not a business day,
                              that interest payment date will be
                              the next succeeding day that is a
                              business day, unless that succeeding
                              business day would fall in the next
                              calendar month, in which case such
                              interest payment date will be the
                              immediately preceding business day.

Interest Payment Period:      Quarterly

Interest Reset Dates:         Each interest payment date

Interest Reset Period:        Quarterly

Initial Interest Reset Date:  November 1, 2001

Interest Determination
  Date:                       The second TARGET Settlement Day
                              prior to each interest reset date

Reporting Service:            Telerate Page 248

Business Day:                 TARGET and New York

Calculation Agent:            The Chase Manhattan Bank (London
                              Branch)

Agent:                        Morgan Stanley & Co. International
                              Limited

Denominations:                Euro 1,000

Common Code:                  013291322

ISIN:                         XS0132913228

Other Provisions:             None


Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY